BRITISH VIRGIN ISLANDS

BVI Business Companies Act 2004

Memorandum of Association

and Articles of Association of

SEALSQ Corp

A COMPANY LIMITED BY SHARES

Incorporated on 1st day of April, 2022

Amended and Restated on 7th day of February, 2023

Amended and Restated on 15th day of March, 2023

Amended and Restated on 6th day of October, 2025

Harneys Corporate Services Limited

Craigmuir Chambers, Road Town, VG1110 Tortola, British Virgin Islands

+1 284 494 2233

+1 284 494 3547

harneysfiduciary.com

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TERRITORY OF THE British Virgin Islands
BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

SEALSQ CORP

A Company Limited By Shares

1	NAME

1.1	The name of the Company is SEALSQ CORP.

2	STATUS

2.1	The Company is a company limited by shares.

3	REGISTERED OFFICE AND REGISTERED AGENT

3.1	The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.2	The first registered agent of the Company is Harneys Corporate Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

3.3	The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4	If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4	CAPACITY AND POWERS

4.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

4.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

5.1	The Company is authorised to issue a maximum of 510,000,000 Shares in two classes as follows:

(a)	up to 500,000,000 Ordinary Shares with a par value of US$0.01 (Ordinary Shares); and

(b)	up to 10,000,000 Class F Shares with a par value of US$0.05 (Class F Shares).

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6	RIGHTS OF SHARES

6.1	Each Ordinary Share confers upon the Shareholder:

(a)	the right to attend any meeting of Shareholders;

(b)	the right to one vote per Ordinary Share on any Resolution of Shareholders;

(c)	the right to an equal share in any dividend paid by the Company against each other Ordinary Share, and which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference or be subordinate to any other Share;

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Ordinary Share, and which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference to any other Share; and

(e)	such other rights and entitlements as may be specified in the Articles.

6.2	Each Class F Share confers upon the Shareholder:

(a)	the right to attend any meeting of Shareholders;

(b)	a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders, that would cause the total votes of all Class F Shares to equal 49.99% of the voting power of all Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter);

(c)	the right to an equal share in any dividend paid by the Company against each other Class F Shares, and which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other Share; and

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Class F Share, which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other Share; and

and shall be subject to redemption in accordance with Clause 7.

6.3	The Class F Shares shall be non-transferable.

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7	REDEMPTION OF ClaSS F SHARES

7.1	If any Class F Shares are held by a corporate entity, upon a Change of Control (the time of such change being the Mandatory Redemption Time) then:

(a)	all outstanding Class F Shares held by such corporate entity (the Redeeming Shareholder) shall automatically, and without the need for the consent of the holder or the approval of the directors, be redeemed and cancelled by the Company in exchange for the issuance of Ordinary Shares at a ratio of five (5) Ordinary Shares for each Class F Share redeemed; and

(b)	such Class F Shares may not be reissued by the Company.

7.2	The Redeeming Shareholder shall be sent written notice that the Mandatory Redemption Time and the place designated for mandatory redemption of all such Class F Shares pursuant to this Clause 7 (Redemption Notice). Such notice need not be sent in advance of the Mandatory Redemption Time. Upon receipt of a Redemption Notice, the Redeeming Shareholder shall, if so required by the Company, provide written instruments of redemption in a form satisfactory to the Company. Subject to Clause 7.3, all rights with respect to the Class F Shares redeemed pursuant to Clause 6 and this Clause 7 will terminate at the Mandatory Redemption Time.

7.3	As soon as reasonably practicable after the Mandatory Redemption Time, the Company shall pay any dividends which had been declared but unpaid on the redeemed Class F Shares prior to the Mandatory Redemption Time.

7.4	Such redeemed Class F Shares shall be cancelled and may not be reissued, and the Company may take such appropriate action (without the need for Shareholder approval) as may be necessary to reduce the authorized number of Class F Shares accordingly.

8	REGISTERED SHARES

8.1	The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

9	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

9.1	The Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)	in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to this Clause 9.

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9.2	Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

9.3	The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

9.4	The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

10	DEFINITIONS AND INTERPRETATION

10.1	In this Memorandum and the attached Articles, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act, 2004, as amended, and includes the BVI Business Companies Regulations, 2012, as amended, and any other regulations made under the Act.

Annual General Meeting has the meaning given to it at Regulation 6.2.

Appointing Director has the meaning given to it at Regulation 10.4.

Articles means the attached articles of association of the Company.

Audit Committee has the meaning given to it at Regulation 11.1.

Board means the directors of the Company as a collective body.

Change of Control means the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity, or as otherwise determined by the Board.

Class F Shareholders means a person whose name is entered in the register of members of the Company as the holder of one or more Class F Shares or fractional Class F Shares.

Class F Shares has the meaning given to it at Clause 5.1(b).

Director means a director of the Company.

Mandatory Redemption Time has the meaning given to it at Clause 7.1.

Memorandum means this memorandum of association of the Company.

Ordinary Shares has the meaning given to it at Clause 5.1(a).

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person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Proscribed Powers means the powers to:

(a)	amend this Memorandum or the Articles;

(b)	designate committees of Directors;

(c)	delegate powers to a committee of Directors;

(d)	appoint or remove Directors;

(e)	appoint or remove an agent;

(f)	approve a plan of merger, consolidation or arrangement;

(g)	make a declaration of solvency or to approve a liquidation plan; or

(h)	make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Redeeming Shareholder has the meaning given to it at Clause 7.1(a).

Resolution of Directors means either:

(a)	a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, they shall be counted by the number of votes they cast for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by a majority of the Directors or by majority of the members of a committee of Directors, as the case may be.

Resolution of Shareholders means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Seal means any seal which has been duly adopted as the common seal of the Company.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933.

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Share means a share issued or to be issued by the Company and where the context permits includes Ordinary Shares and Class F Shares.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

Shareholders’ Agreement means any agreement between the Class F Shareholders and the Company as in force from time to time and as designated as such by the Board.

US$ shall mean the lawful currency of the United States of America.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, or telecopy, and in writing shall be construed accordingly.

10.2	In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)	a Regulation is a reference to a regulation of the Articles;

(b)	a Clause is a reference to a clause of this Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	a provision of law (including the Act) is a reference to that provision as amended or re-enacted;

(e)	this Memorandum or the Articles is a reference to those documents as amended; and

(f)	the singular includes the plural and vice versa.

10.3	Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

10.4	Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

10.5	Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

10.6	Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

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Signed for HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 01 of April, 2022:

Incorporator

Sgd. Indira Ward-Lewis

Indira Ward-Lewis
Authorised Signatory
HARNEYS CORPORATE SERVICES LIMITED

TERRITORY OF THE British Virgin Islands
BVI BUSINESS COMPANIES ACT 2004

aRTICLES OF ASSOCIATION

OF

SEALSQ CORP

A Company Limited by Shares

1	DISAPPLICATION OF THE ACT

1.1	The following sections of the Act shall not apply to the Company:

(a)	section 46 (Pre-emptive rights);

(b)	section 60 (Process for acquisition of own shares);

(c)	section 61 (Offer to one or more shareholders);

(d)	section 62 (Shares redeemed otherwise than at the option of company); and

(e)	section 175 (Disposition of assets).

2	SHARES

2.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Act and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to a dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Act and the Articles) vary such rights.

2.2	The Company may issue securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

2.3	The Company shall not issue certificates in respect of any Shares issued by it.

2.4	If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

2.5	A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.6	Before issuing Shares for a consideration which is, in whole or in part, other than money, a Resolution of Directors shall be passed stating:

(a)	the amount to be credited for the issue of the Shares; and

(b)	that, in the opinion of the Directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the Shares.

2.7	The Company shall keep a register of members containing:

(a)	the names and addresses of the persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any person ceased to be a Shareholder.

2.8	The register of members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.9	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3	REDEMPTION OF SHARES AND TREASURY SHARES

3.1	Subject to the provisions of the Act, and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, the Company may purchase, redeem or otherwise acquire and hold its own Shares.

3.2	Notwithstanding Regulation 3.1, the Company may not purchase, redeem or otherwise acquire its own Shares unless:

(a)	the Shareholders whose Shares are to be purchased, redeemed or otherwise acquired have given their consent to such transaction; or

(b)	the Shares have been issued on terms that they are subject to redemption without the consent of the holder pursuant to Regulation 3.2(a); or

(c)	the redemption is being effected pursuant to Clause 7 of the Memorandum; or

(d)	the redemption is being effected pursuant to Section 176 of the Act.

3.3	Subject to the provisions of the Act, and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, the Company may issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of either the Shareholder or the Company. The redemption of such Shares, except the Ordinary Shares, shall in such cases be effected in such manner and upon such other terms as the Company may, by Resolution of Directors, determine before the issue of such Shares.

3.4	Any purchase, redemption or acquisition of Shares by the Company shall require the approval of a Resolution of Directors, other than a redemption which does not require the consent of the Company under the terms on which such Shares are issued the Memorandum, the Articles or the Act

3.5	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Act.

3.6	The Company may acquire its own fully paid Shares for no consideration by way of surrender of the Shares to the Company by the person holding the Shares. Any such surrender shall be evidenced in writing and signed by the person holding the Shares.

3.7	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the Directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.8	Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury Shares provided that the number of Shares purchased, redeemed or otherwise acquired and held as treasury Shares, when aggregated with Shares of the same class already held by the Company as treasury Shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled. Shares which have been cancelled shall be available for reissue.

3.9	All rights and obligations attaching to a treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a treasury Share.

3.10	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

4	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

4.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by them are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on their behalf; or

(b)	upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

4.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

4.5	The Directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

5	FORFEITURE

5.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3	The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4	Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6	MEETINGS AND CONSENTS OF ShareholderS

6.1	The Directors, acting collectively by Resolution of Directors, of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the Directors consider necessary or desirable.

6.2	The Directors shall call at least one meeting per calendar year and shall designate such meeting as the Annual General Meeting, all other meetings shall be regarded as General Meetings.

6.3	Upon the written request of Shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Shareholders.

6.4	The Director convening a meeting shall give not less than twenty (20) calendar days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other Directors, and

indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

6.5	The Director(s) convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

6.6	The Director convening a meeting of Shareholders shall, in such notice of a meeting as to be given in accordance with Regulation 6.4, indicate the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as:

(a)	any documents to be considered;

(b)	the meeting admission card (if any);

(c)	and the proxy card (if any).

6.7	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

6.8	The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Shareholder or another Director, or the fact that a Shareholder or another Director has not received notice, does not invalidate the meeting.

6.9	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

6.10	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

6.11	The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the Directors or as the chair of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

SEALSQ LTD

I/We being a Shareholder of the above Company HEREBY APPOINT ______________________ of ___________ or failing them ___________________ of ___________________ to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the ______ day of __________________, 20_____ and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this ____ day of _______________, 20_____

________________

Shareholder

6.12	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy they may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

6.13	A Shareholder shall be deemed to be present at a meeting of Shareholders if they participate by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

6.14	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent (50%) of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. Subject to the forgoing, a quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person (accompanied, where such person is a proxy, by a copy of the proxy instrument) shall constitute a valid Resolution of Shareholders.

6.15	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

6.16	At every meeting of Shareholders, the chair of the Board shall preside as chair of the meeting. If there is no chair of the Board or if that chair is not present at the meeting, the Shareholders present shall choose one of their number to be the chair. If the Shareholders are unable to choose a chair for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chair failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

6.17	The chair may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

6.18	At any meeting of the Shareholders the chair is responsible for deciding in such manner as they consider appropriate whether any resolution proposed has been carried or not and the result of their decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chair has any doubt as to the outcome of the vote on a proposed resolution, they shall cause a poll to be taken of all votes cast upon such resolution. If the chair fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chair of the result of any vote may immediately following such announcement demand that a poll be taken and the chair shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

6.19	Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

6.20	Any person other than an individual which is a Shareholder may by resolution of its Directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which they represent as that Shareholder could exercise if it were an individual.

6.21	The chair of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

6.22	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

6.23	An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

7	UNtraceable members

7.1	Where any Shareholder is untraceable, the Company may sell any of their Shares provided that:

(a)	no less than 3 cheques for any sums payable in cash to such Shareholder have remained uncashed for a period of 12 years from the date of issue of the cheque;

(b)	the Company not having during that time or before the expiry of the three-month period referred to in (c) below received any indication of the existence of the Shareholder or person entitled to such Shares by death, bankruptcy or operation of law; and

(c)	upon expiration of the 12-year period, an advertisement has been published in newspapers, giving notice of the Company’s intention to sell those Shares, and a period of three months or such shorter period has elapsed since the date of such advertisement.

7.2	Where the Company sells the Shares of any untraceable Shareholder, the net proceeds of any such sale shall be held in the Company, and the net proceeds shall be accounted as a debt due to that untraceable Shareholder for an amount equal to such net proceeds.

8	DIRECTORS

8.1	The Directors shall be elected by Resolution of Shareholders at the Annual General Meeting and shall hold office until the earlier of the next Annual General Meeting, except in the event of the earlier of death, resignation or removal. Each director shall then in office shall resign at each Annual General Meeting with effect from the end of such meeting. Directors that have previously served on the Board may be re-elected.

8.2	No person shall be appointed as a Director or alternate Director, or nominated as a reserve Director unless they have consented in writing to be a Director or alternate Director, or to be nominated as a reserve Director.

8.3	Subject to Regulation 8.1, the minimum number of Directors shall be three and the maximum shall be twelve.

8.4	A Director may be removed from office:

(a)	with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the Director or for purposes including the removal of the Director or by a written resolution passed by at least 75% of the votes of the Shares of the Company entitled to vote; or

(b)	with cause, by Resolution of Directors passed by all directors other than the director being removed at a meeting of Directors called for the purpose of removing the Director or for purposes including the removal of the Director.

8.5	A Director may resign their office by giving written notice of their resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if they are, or becomes, disqualified from acting as a Director under the Act.

8.6	The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

8.7	A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of their term of office.

8.8	The Board shall have the power to determine the remuneration, if any, of the Directors.

8.9	Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole Director, the sole Shareholder/Director may, by instrument in writing, nominate a person who is not disqualified from being a Director as a reserve Director to act in the place of the sole Director in the event of their death.

8.10	The nomination of a person as a reserve Director ceases to have effect if:

(a)	before the death of the sole Shareholder/Director who nominated them,

(i)	they resign as reserve Director, or

(ii)	the sole Shareholder/Director revokes the nomination in writing; or

(b)	the sole Shareholder/Director who nominated them ceases to be able to be the sole Shareholder/Director for any reason other than their death.

8.11	The Company shall keep a register of Directors containing:

(a)	the names and addresses of the persons who are Directors or who have been nominated as reserve Directors;

(b)	the date on which each person whose name is entered in the register was appointed as a Director, or nominated as a reserve Director;

(c)	the date on which each person named as a Director ceased to be a Director;

(d)	the date on which the nomination of any person nominated as a reserve Director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

8.12	The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

8.13	The Directors may by Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

8.14	A Director is not required to hold a Share as a qualification to office.

9	POWERS OF DIRECTORS

9.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2	Each Director shall exercise their powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising their powers or performing their duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

9.3	If the Company is the wholly owned subsidiary of a parent, a Director may, when exercising powers or performing duties as a Director, act in a manner which they believe is in the best interests of the parent even though it may not be in the best interests of the Company.

9.4	Any Director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

9.5	The continuing Directors may act notwithstanding any vacancy in their body.

9.6	The Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

9.7	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10	PROCEEDINGS OF DIRECTORS

10.1	Any one Director call a meeting of the Directors by sending a written notice to each other Director.

10.2	A Director is deemed to be present at a meeting of Directors if they participate by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

10.3	A Director shall be given not less than 5 days’ notice of meetings of Directors, but a meeting of Directors held without 5 days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

10.4	A Director (the Appointing Director) may appoint any other Director or any other eligible person as their alternate to exercise the Appointing Director’s powers and carry out the Appointing Director’s responsibilities in relation to the taking of decisions by the Directors in the absence of the Appointing Director.

10.5	The appointment and termination of an alternate Director must be in writing, and written notice of the appointment and termination must be given by the Appointing Director to the Company as soon as reasonably practicable.

10.6	An alternate Director has the same rights as the Appointing Director in relation to any Directors’ meeting and any written resolution circulated for written consent. An alternate Director has no power to appoint a further alternate, whether of the Appointing Director or of the alternate Director, and the alternate does not act as an agent of or for the Appointing Director.

10.7	The Appointing Director may, at any time, voluntarily terminate the alternate Director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the Appointing Director dies or otherwise ceases to hold office.

10.8	A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of Directors, subject to a minimum of 2.

10.9	If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

10.10	The Directors may appoint a Director as chair of the Board. At meetings of Directors at which the chair of the Board is present, they shall preside as chair of the meeting. If there is no chair of the Board or if the chair of the Board is not present, the Directors present shall choose one of their number to be chair of the meeting.

10.11	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by a majority of the Directors or by a majority of the members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

11	COMMITTEES

11.1	The Directors shall establish and maintain an audit committee (the Audit Committee) as a committee of the Directors. The Audit Committee shall be responsible for the appointment, compensation, retention, and oversight of the Company's auditors. These responsibilities also include the ability to terminate the auditors and the approval of all audit fees and terms of engagement. The Audit Committee must establish procedures for:

(a)	receiving and handling complaints from any person regarding any accounting or auditing issues relating to the Company or the Company's internal accounting controls; AND

(b)	employees to be able to submit confidentially and anonymously any concerns regarding questionable accounting or auditing practices by or affecting the Company.

The Audit Committee must have the authority to engage its own independent legal counsel and other advisors and the Company must make sufficient funds available to the Audit Committee to pay its counsel and advisors, and other expenses. The composition and responsibilities of the Audit Committee will comply with BVI law (as applicable), but may not fully comply with the requirements of Nasdaq Listing Rule 5605(c)(1). Once formed, the Audit Committee shall request an audit review to be carried out by an independent licensed audit firm at least annually.

11.2	The Directors may, by Resolution of Directors, designate one or more other committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. Such committees may include, but shall not be limited to:

(a)	a compensation committee;

(b)	a corporate governance committee;

(c)	a nomination and compensation committee; and

(d)	a strategy committee; or

such others as required by the Nasdaq Global Market.

11.3	The Directors may, in the Resolution of Directors creating the committee, set out its terms of reference, policies, rules, procedures and powers.

11.4	The Directors have no power to delegate to a committee of Directors any of the Proscribed Powers.

11.5	A committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

11.6	The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed by the provisions of these Articles regulating the proceedings of Directors with any necessary changes so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.7	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors under the Act.

12	OFFICERS AND AGENTS

12.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

12.2	The emoluments of all officers shall be fixed by Resolution of Directors.

12.3	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

12.4	The Directors may, by Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company.

12.5	An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	the Proscribed Powers;

(b)	to change the registered office or agent;

(c)	to fix emoluments of Directors; or

(d)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

12.6	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.7	The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on them.

13	CONFLICT OF INTERESTS

13.1	A Director shall, forthwith after becoming aware of the fact that they are interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors.

13.2	For the purposes of Regulation 13.1, a disclosure to all other Directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

13.3	A Director who is interested in a transaction entered into or to be entered into by the Company may not:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

unless exceptional circumstances dictate that it is in the best interest of the Company that said Director does any of the above actions.

14	INDEMNIFICATION

14.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

14.2	The indemnity in Regulation 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

14.3	For the purposes of Regulation 14.2 and without limitation, a Director acts in the best interests of the Company if they act in the best interests of the Company’s parent in the circumstances specified in Regulation 9.3.

14.4	The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that their conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

14.5	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that their conduct was unlawful.

14.6	Expenses, including legal fees, incurred by a Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director to repay the amount if it shall ultimately be determined that the Director is not entitled to be indemnified by the Company in accordance with Regulation 14.1.

14.7	Expenses, including legal fees, incurred by a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director to repay the amount if it shall ultimately be determined that the former Director is not entitled to be indemnified by the Company in accordance with Regulation 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

14.8	The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested Directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

14.9	If a person referred to in Regulation 14.1 has been successful in defence of any proceedings referred to in Regulation 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

14.10	The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

15	Corporate RECORDS

15.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of Directors, or a copy of the register of Directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

15.2	Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of Directors at the office of its registered agent.

15.3	If the Company maintains only a copy of the register of members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of Directors is kept.

15.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Directors and committees of Directors; and

(b)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders.

15.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

15.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

16	SEAL

16.1	The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17	DISTRIBUTIONS BY WAY OF DIVIDEND

17.1	The Directors may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

17.2	Dividends may be paid in money, shares, or other property.

17.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 19 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

17.4	No dividend shall bear interest as against the Company and no dividend shall be paid on treasury Shares.

18	ACCOUNTS AND AUDIT

18.1	The Company shall keep records and underlying documentation that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

18.2	The records and underlying documentation of the Company shall be kept at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine and if the records and underlying documentation are kept in a location other than the office of the registered agent, the Company shall provide the registered agent with a written record of:

(a)	the physical address of the place at which the records and underlying documentation are kept; and

(b)	the name of the person who maintains and controls the Company’s records and underlying documentation.

18.3	If the location at which the records and underlying documentation are kept or the name of the person who maintains and controls the records and underlying documentation changes, the Company shall, within 14 days of the change provide its registered agent with:

(a)	the physical address of the new location at which the records and underlying documentation are kept; and

(b)	the name of the new person who maintains and controls the Company’s records and underlying documentation.

18.4	The Company may by Resolution of Shareholders call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

18.5	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19	NOTICES

19.1	Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

19.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

19.3	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

20	VOLUNTARY LIQUIDATION

20.1	Subject to the Act, the Company may by Resolution of Shareholders or by Resolution of Directors appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

21	CONTINUATION

21.1	Subject to the Act, Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Signed for HARNEYS CORPORATE SERVICES LIMITED of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on 01 of April, 2022:

Incorporator

Sgd. Indira Ward-Lewis

Indira Ward-Lewis
Authorised Signatory
HARNEYS CORPORATE SERVICES LIMITED